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                                                                    Exhibit 99.1



CONTACT: CLIFFORD L. REYNOLDS
PRESIDENT AND CHIEF EXECUTIVE OFFICER
DIY Home Warehouse, Inc.            Phone: 216-328-5100      [LOGO: D.I.Y. HOME
5811 Canal Road                     Fax: 216-328-5134        WAREHOUSE, INC.]
Valley View, Ohio  44125


PRESS RELEASE

               DIY HOME WAREHOUSE, INC. ANNOUNCES CLOSING OF THREE
                                   LOCATIONS

         CLEVELAND, OHIO, APRIL 10, 2001: D.I.Y. Home Warehouse, Inc. (OTC-BB:
DIYH) today announced that it will close its Brook Park, Medina and Mentor, Ohio locations. Liquidation sales at all three locations are scheduled to begin later this week and are expected to be completed during the month of July.

         The Company is closing the Mentor store to facilitate an advantageous assignment of its lease rights to a third-party. The difficult decision to close the Brook Park and Medina locations was based on the stores' disappointing sales and profitability levels as well as increased levels of interest in the real estate of these two locations. Proceeds from the lease assignment as well as from the liquidated inventories will be used to reduce the outstanding balance on the Company's revolving credit facility.

         D.I.Y. Home Warehouse, Inc. continues to operate six warehouse format home centers in the Northeast Ohio marketplace which sell products to do-it-yourself home repair and remodeling customers and contractors.



The statements contained in this news release may include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of the retail and home improvement industry, as well as other economic, competitive and technological factors involving the Company's operations, markets, products and prices.


-    FOR RELEASE APRIL 10, 2001